EXHIBIT 99.1

INDEX OF FINANCIAL STATEMENTS

Description	Page Number

Report of Independent Registered Public Accounting Firm	2
Statement of Assets Acquired and Liabilities Assumed at August 20, 2010	3
Notes to Statement of Assets Acquired and Liabilities Assumed	4 - 10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PacWest Bancorp:

We have audited the accompanying statement of assets acquired and liabilities assumed by Pacific Western Bank, a wholly owned subsidiary of PacWest Bancorp (the “Company”), pursuant to the Purchase and Assumption Agreement dated August 20, 2010, executed by the Company with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by Pacific Western Bank pursuant to the Purchase and Assumption Agreement dated August 20, 2010, is presented fairly, in all material respects, on the basis of accounting described in Note 1.

/s/ MOSS ADAMS LLP

Los Angeles, California

November 5, 2010

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

August 20,
2010
(In thousands)
Assets
Cash and cash equivalents	$171,366
Investment securities	44,251
Loans	440,219
Other real estate owned	33,394
Core deposit intangible	2,427
Goodwill	46,228
FDIC loss sharing asset	69,244
Other assets	16,954
Total assets acquired at fair value	$824,083

Liabilities
Deposits	$752,185
FHLB advances	70,013
Other liabilities	1,885
Total liabilities assumed at fair value	$824,083

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed

NOTE 1 — BASIS OF PRESENTATION

As described in Note 2, Pacific Western acquired certain assets and assumed certain liabilities of the former Los Padres Bank (“Los Padres”) in an FDIC-assisted transaction on August 20, 2010 (the “Los Padres Acquisition”).  The acquisition of the net assets of Los Padres Bank constitutes a business acquisition as defined by the Business Combinations topic (ASC 805).  The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financials statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree.  Accordingly, the estimated fair values of the acquired assets, including the FDIC loss sharing asset and identifiable intangible assets, and the assumed liabilities in the Los Padres Acquisition were measured and recorded at the August 20, 2010 acquisition date.

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability.  In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.  We describe below the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents

These items are liquid and short-term in nature. The contractual amounts of these acquired assets approximate their fair values.

Investment securities and Federal Home Loan Bank Stock

The fair value for investment securities was based on observable market information obtained from an independent nationally recognized pricing service at the individual security level as of the acquisition date.  We reviewed all of the supplied quotes for reasonableness based on our understanding of the marketplace.

The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its cost basis.  The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the redemption value.

Loans

We refer to the loans acquired in the Los Padres Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss sharing agreement. We account for loans under ASC 310-30 (“acquired impaired loan accounting”) when (a) we acquire loans deemed to be impaired when there is evidence of credit deterioration since the origination and it is probable at the date of acquisition that we would be unable to collect all contractually required payments and (b) as a general policy election for non-impaired loans that we acquire. We may refer to acquired loans accounted for under ASC 310-30 as “acquired impaired loans”. Revolving credit agreements such as home equity lines and credit card loans and excluded from acquired impaired loan accounting requirements. We acquired $34.5 million, at fair value, of revolving credit agreements, mainly home equity loans and commercial asset-based lines of credit, where the borrower had revolving privileges on the acquisition date; we account for such revolving covered loans in accordance with accounting requirements for purchased non-impaired loans.

The acquired covered loans were recorded at their estimated fair value at the time of acquisition. Fair value of acquired loans is determined using a discounted cash flow model based on assumptions about the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, and current market rates. Estimated credit losses are included in the determination of fair value; therefore, an allowance for loan losses is not recorded on the acquisition date.

For acquired impaired loans, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). Under acquired impaired loan accounting, the difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the loss exposure of principal and interest related to the covered acquired impaired loans portfolio and such amount is subject to change over time based on the performance of such covered loans. The carrying value of covered acquired impaired loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income.

The excess of expected cash flows at acquisition over the initial fair value of acquired impaired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequent to acquisition, the Company aggregates loans into pools of loans with common credit risk characteristics such as loan type and risk rating. Increases in expected cash flows over those originally estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in the amount and changes in the timing of expected cash flows compared to those originally estimated decrease the accretable yield and usually result in a provision for loan losses and the establishment of an allowance for loan losses.

FDIC loss sharing asset

The FDIC loss sharing asset is measured separately from each of the covered asset categories as it is not contractually embedded in any of the covered asset categories.  For example, the loss sharing asset related to estimated future loan losses is not transferable should we sell a loan prior to foreclosure or maturity.  The fair value of the loss sharing asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages.  The estimated gross cash flows associated with this asset are $74.9 million.  These cash flows were then discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.  The ultimate collectability of this asset is dependent upon the performance of the underlying covered assets, the passage of time, and claims paid by the FDIC.

Other real estate owned

Other real estate owned is presented at its estimated fair value less estimated costs to sell and is carried exclusive of the FDIC loss sharing asset.  The fair values were based mostly on appraisals prepared by qualified independent third party appraisers.

Core deposit intangible

The estimated fair value of the core deposit intangible asset was based on an independent valuation prepared by a qualified third party.  In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.  Based on this valuation, the core deposit intangible asset will be amortized on an accelerated basis over its estimated life, which was determined to be seven years.

Deposit liabilities

The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow method that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities of such time deposits.

Borrowings

The fair values for FHLB advances are estimated using a discounted cash flow method that applies current interest rates on similar borrowings to a schedule of aggregated contractual maturities of such borrowings.

Use of Estimates

Management of the Company made a number of significant estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the statement of assets acquired and liabilities assumed.  Management exercised significant judgment regarding assumptions about discount rates, future expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the net assets acquired in the Los Padres Acquisition.  Actual results could differ from those estimates; others provided with the same information could draw different reasonable conclusions and calculate different fair values.  Changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2 — FDIC-ASSISTED ACQUISITION OF LOS PADRES BANK

On August 20, 2010 Pacific Western acquired certain assets and assumed certain liabilities of Los Padres from the Federal Deposit Insurance Corporate (“FDIC”) in an FDIC-assisted transaction.  As part of the Purchase and Assumption Agreement, Pacific Western and the FDIC entered into two loss sharing agreements, whereby the FDIC will cover a substantial portion of any future losses on acquired loans (and related unfunded loan commitments), accrued interest on acquired loans for up to 90 days, and other real estate owned.  Losses related to acquired consumer loans in the amount of $828,000 are not covered by the loss sharing agreement.  We refer to the acquired assets subject to the loss sharing agreement collectively as “covered assets.”  Under the terms of our loss sharing agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the covered assets.  The single family loss sharing agreement is in effect for ten years since the acquisition date for the loss sharing arrangement and ten years for the loss recovery provisions.  The commercial loss sharing agreement is in effect for five years since the acquisition date for the loss sharing arrangement and eight years for the loss recovery provisions.  The loss sharing agreements also provide for certain costs directly related to the collection and preservation of covered assets to be reimbursed at an 80% level.

Pacific Western acquired approximately $440.2 million in loans, $33.4 million of other real estate owned, $171.4 million of cash and cash equivalents (which included $144.0 million from the FDIC), and $44.3 million in investment securities and assumed $752.2 million of deposits and $70.0 million of FHLB advances of Los Padres from the FDIC.  Los Padres was a federally chartered savings bank headquartered in Solvang, California that operated 11 branches in California (three in Ventura County, four in Santa Barbara County, and four in San Luis Obispo County) and three branches in Arizona (Maricopa County).  We made this acquisition primarily to expand our presence in the Central Coast of California.

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting.  The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 20, 2010 acquisition date.  Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date or when additional information relative to closing date fair values becomes available and such information is considered final, whichever is earlier.  The application of the acquisition method of accounting resulted in goodwill of $46.2 million. Such goodwill includes $9.5 million related to the FDIC’s settlement accounting for Los Padres’ wholly-owned subsidiary.  We disagree with the FDIC’s accounting for this item and are in process of negotiating with the FDIC to resolve this matter.  Should we be successful in our negotiations, goodwill would be reduced by a cash payment to us from the FDIC of $9.5 million.  No assurance can be given, however, that we will be successful in our efforts.

In the Los Padres Acquisition, the estimated fair value of the liabilities assumed exceeded the estimated fair value of the assets acquired.  The excess of the fair value of the liabilities assumed over the fair value of the assets acquired is goodwill.  All of the recognized goodwill is expected to be deductible for tax purposes.

The determination of goodwill is influenced significantly by the FDIC-assisted transaction process.  Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer, and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Los Padres Acquisition, we acquired net liabilities with cost basis of $160.8 million, received $144.0 million in a cash payment, and established a $13.4 million receivable from the FDIC that is net of the $3.4 million deposit premium we paid. The receivable from the FDIC is due at final settlement. The following table presents the summary of goodwill based on fair value adjustments:

August 20,
2010
(In thousands)
Los Padres cost basis net liabilities on August 20, 2010	$(160,794)
Cash received and due from the FDIC	160,794
Fair value adjustments -
Net increase (decrease) in acquired assets:
Loans	(99,332)
Other real estate owned	(4,507)
FDIC loss sharing asset	69,244
Core deposit intangible	2,427
Receivable from subsidiary	(9,513)
Miscellaneous	(674)
Net (increase) decrease in assumed liabilities:
Time deposits	(467)
FHLB advances	(13)
Total fair value adjustments	(42,835)
Deposit premium paid	(3,393)
Goodwill resulting from the Los Padres Acquisition	$46,228

NOTE 3 — INVESTMENT SECURITIES

In connection with the Los Padres Acquisition, we acquired $33.6 million of securities available-for-sale and $10.6 million in FHLB stock, none of which are covered by a loss sharing agreement with the FDIC.  The securities available-for-sale consisted of government or government-sponsored entity pass through securities and collateralized mortgage obligations (CMOs).  The fair value of securities acquired was as follows:

August 20,
2010
(In thousands)
Residential mortgage-backed securities:
Government and government-sponsored entity:
Pass through securities	$26,720
CMOs	6,884
Total securities available-for-sale	33,604
Federal Home Loan Bank Stock	10,647
Total investment securities	$44,251

FHLB advances were secured in part by these securities at August 20, 2010.  See Note 6—Borrowings. Mortgage-backed securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

The weighted average yield on the securities available-for-sale was 3.81% at August 20, 2010.

The estimated fair value of securities available-for-sale at August 20, 2010 is shown below by contractual maturity:

August 20,
Maturities	2010
(In thousands)
Due after one through five years	$1,075
Due after five through ten years	857
Due after ten years	31,672
Total securities available-for-sale	$33,604

NOTE 4 — LOANS COVERED BY LOSS SHARING AGREEMENT

The composition of loans covered by the loss sharing agreement at August 20, 2010 is as follows:

	August 20, 2010
Loan Category	Amount	% of Loans
	(In thousands)
Commercial real estate	$233,560	43%
Single family	113,371	21%
Multi-family	65,835	12%
Construction and land	55,217	10%
Commercial	43,988	8%
Home equity lines of credit	26,220	5%
Consumer (1)	1,360	—%
Total gross loans	539,551	100%
Discount resulting from acquisition date fair value adjustment	(99,332)
Total net loans	$440,219

(1) Includes $828,000 of loans not covered by loss sharing agreement.

We refer to the loans acquired in the Los Padres Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss sharing agreement. We account for loans under ASC 310-30 (“acquired impaired loan accounting”) when (a) we acquire loans deemed to be impaired when there is evidence of credit deterioration since the origination and it is probable at the date of acquisition that we would be unable to collect all contractually required payments and (b) as a general policy election for non-impaired loans that we acquire. We may refer to acquired loans accounted for under ASC 310-30 as “acquired impaired loans”. Revolving credit agreements such as home equity lines and credit card loans are excluded from acquired impaired loan accounting requirements. We acquired $34.5 million, at fair value, of revolving credit agreements, mainly home equity loans and commercial asset-based lines of credit, where the borrower had revolving privileges on the acquisition date; we account for such revolving covered loans in accordance with the accounting requirements for purchased non-impaired loans.

The acquired covered loans were recorded at their estimated fair value at the time of acquisition. Fair value of acquired loans is determined using a discounted cash flow model based on assumptions about the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, and current market rates. Estimated credit losses are included in the determination of fair value; therefore, an allowance for loan losses is not recorded on the acquisition date.

For acquired impaired loans, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). Under acquired impaired loan accounting, the difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the loss exposure of principal and interest related to the covered acquired impaired loans portfolio and such amount is subject to change over time based on the performance of such covered loans. The carrying value of covered acquired impaired loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income.

The excess of expected cash flows at acquisition over the initial fair value of acquired impaired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequent to acquisition, the Company aggregates loans into pools of loans with common credit risk characteristics such as loan type and risk rating. Increases in expected cash flows over those originally estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in the amounts and changes in the timing of expected cash flows compared to those originally estimated decrease the accretable yield and usually result in a provision for loan losses and the establishment of an allowance for loan losses.

At the August 20, 2010 acquisition date, we estimated the fair value of the Los Padres loan portfolio at $440.2 million.

The carrying value of covered loans purchased in the Los Padres Acquisition, where we applied acquired impaired loan accounting, was $405.7 million at August 20, 2010. The undiscounted contractual cash flows for such covered loans was $681.9 million and the undiscounted estimated cash flows not expected to be collected was $129.9 million on the acquisition date.

The accretable yield represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. The accretable yield is measured at each financial reporting date and represents the difference between the remaining undiscounted expected cash flows and the current carrying value of the acquired impaired loans.

The following table summarizes the accretable yield on the covered loans purchased in the Los Padres Acquisition and accounted for under acquired impaired loan accounting as of August 20, 2010:

Accretable
Yield
(In thousands)

Undiscounted contractual cash flows	$681,936
Undiscounted cash flows not expected to be collected (nonaccretable difference)	(129,866)
Undiscounted cash flows expected to be collected	552,070
Estimated fair value of loans acquired	(405,656)
Acquired accrued interest receivable	(2,436)
Accretable yield	$143,978

Acquired revolving lines of credit were recorded at fair value. The carrying amount of covered revolving lines of credit was $34.5 million, net of a $12.2 million discount, at August 20, 2010. The difference between the loan balances and fair value will be accreted to interest income over the life of the loans on a straight-line basis. The estimated life of the purchased revolving lines of credit agreements is 6 years, Such loans will be subject to our allowance for credit loss methodology, and a provision for credit losses will be recorded when the required allowance exceeds the remaining credit discount.

The covered loans acquired in the Los Padres transaction are and will continue to be subject to our internal and external credit review. If credit deterioration is noted in the covered acquired impaired loans subsequent to the August 20, 2010 acquisition date, such deterioration in the expected cash flows will be measured and usually a provision for credit losses will be charged to earnings and a reserve will be established; further, a partial offset of such amount will be credited to FDIC loss sharing noninterest income reflecting the increase to the FDIC loss sharing asset.

NOTE 5 — DEPOSITS

The following table presents the composition of deposit liabilities assumed at August 20, 2010:

	August 20, 2010
	Amount	Interest Rate
	(Dollars in thousands)
Noninterest bearing deposits	$34,549	—
Interest-bearing deposits:
Interest checking	41,655	0.31%
Money market	61,948	0.67%
Savings	17,923	0.26%
Time deposits:
Under $100,000	194,571	1.49%
Over $100,000	401,072	1.67%
Total time deposits	595,643	1.61%
Total interest-bearing deposits	717,169	1.42%
Total gross deposits	751,718	1.36%
Time deposits fair value adjustment	467
Total net deposits	$752,185

At August 20, 2010, scheduled maturities of time deposits were as follows:

August 20,
Maturities	2010
(In thousands)
3 months or less	$127,190
Over 3 months through 6 months	170,976
Over 6 months through 12 months	146,019
Over 12 months	151,458
Total time deposits	$595,643

We recorded a $2.4 million core deposit intangible with an estimated seven year life.  The amortization expense for the remainder of 2010 and subsequent years is as follows:

Year Ending December 31,	Amortization Expense
(In thousands)
2010	$190
2011	493
2012	423
2013	364
2014	314
2015	271
2016	236
2017	136
Total amortization expense for core deposit intangible	$2,427

NOTE 6 — BORROWINGS

The FHLB advances acquired at August 20, 2010, were secured by a lien on eligible loans plus securities.  The following table presents the composition of the acquired FHLB advances by year of maturity:

	August 20, 2010
Year of Maturity	Amount	Interest Rate
	(Dollars in thousands)
2010	$50,000	0.24%
2011	20,000	0.36%
Total gross FHLB advances	70,000	0.28%
Fair value adjustment	13
Total net FHLB advances	$70,013